Exhibit 15.3

29 June, 2012

Sky-mobi Limited

10/F, Building B, United Mansion

No. 2, Zijinghua Road

Hangzhou, Zhejiang 310013

People’s Republic of China

Dear Sirs,

Sky-mobi Limited (the “Company”)

Annual Report on Form 20-F

We hereby consent to the filing of this letter as an exhibit to the Company’s annual report on Form 20-F for the year ended 31 March 2012 with the U.S. Securities and Exchange Commission. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the U.S. Securities and Exchange Commission thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman (Cayman) Limited
Conyers Dill & Pearman (Cayman) Limited